THE MACERICH COMPANY

      DEFERRED COMPENSATION PLAN FOR SENIOR EXECUTIVES

       (As Amended and Restated as of January 1, 1997)


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                      TABLE OF CONTENTS

                                                        Page


                          ARTICLE I
                    TITLE AND DEFINITIONS

1.1 - Title . . . . . . . . . . . . . . . . . . . . . . .  1

1.2 - Definitions . . . . . . . . . . . . . . . . . . . .  1

                         ARTICLE II
                        PARTICIPATION

2.1 - Participation . . . . . . . . . . . . . . . . . . .  7

                         ARTICLE III
                     DEFERRAL ELECTIONS

3.1 - Elections to Defer Compensation . . . . . . . . . .  8

3.2 - Investment Elections. . . . . . . . . . . . . . . . 10

                         ARTICLE IV
                    PARTICIPANT ACCOUNTS

4.1 - Deferral Account. . . . . . . . . . . . . . . . . . 13

4.2 - Company Matching Account. . . . . . . . . . . . . . 14

4.3 - Distribution Subaccounts. . . . . . . . . . . . . . 15

                          ARTICLE V
                           VESTING

5.1 - Deferral Account. . . . . . . . . . . . . . . . . . 17

5.2 - Company Matching Account. . . . . . . . . . . . . . 17

                         ARTICLE VI
                        DISTRIBUTIONS

6.1 - Time and Form of Distribution . . . . . . . . . . . 18

6.2 - Small Benefits. . . . . . . . . . . . . . . . . . . 20

6.3 - Change in Election of Time and Form of Election . . 20

                         ARTICLE VII
                   ADJUSTMENT OF PAYMENTS

7.1 - Hardship Distribution . . . . . . . . . . . . . . . 21

7.2 - Acceleration or Deferral of Benefit . . . . . . . . 22

                        ARTICLE VIII
                       ADMINISTRATION

8.1 - Members . . . . . . . . . . . . . . . . . . . . . . 23

8.2 - Committee Action. . . . . . . . . . . . . . . . . . 23

8.3 - Powers and Duties of the Committee. . . . . . . . . 24

8.4 - Construction and Interpretation . . . . . . . . . . 25

8.5 - Information . . . . . . . . . . . . . . . . . . . . 26

8.6 - Compensation, Expenses and Indemnity. . . . . . . . 26

8.7 - Quarterly Statements. . . . . . . . . . . . . . . . 27

                         ARTICLE IX
                        MISCELLANEOUS

9.1 - Unsecured General Creditor. . . . . . . . . . . . . 28

9.2 - Restriction Against Assignment. . . . . . . . . . . 28

9.3 - Withholding . . . . . . . . . . . . . . . . . . . . 29

9.4 - Amendment, Modification, Suspension or Termina-
     tion . . . . . . . . . . . . . . . . . . . . . . . . 30

9.5 - Governing Law . . . . . . . . . . . . . . . . . . . 30

9.6 - Receipt or Release. . . . . . . . . . . . . . . . . 30

9.7 - Payments on Behalf of Persons under Incapacity. . . 31

9.8 - Headings, etc. Not Part of Agreement. . . . . . . . 31

9.9 - Limitation on Participants' Rights. . . . . . . . . 31

                          ARTICLE X
                      CLAIMS PROCEDURE

10.1 - Claims Procedure . . . . . . . . . . . . . . . . . 32

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                    THE MACERICH COMPANY

      DEFERRED COMPENSATION PLAN FOR SENIOR EXECUTIVES

  (As Amended and Restated Effective as of January 1, 1997)




                    THE MACERICH COMPANY
      DEFERRED COMPENSATION PLAN FOR SENIOR EXECUTIVES
  (As Amended and Restated Effective as of January 1, 1997)

          This deferred compensation plan (the "Plan") was originally adopted effective April 1, 1994, by THE MACERICH COMPANY (the "Company") to provide supplemental retirement income benefits through deferrals of salary and bonuses. The Plan is hereby amended and restated in its entirety as set forth herein, effective as of January 1, 1997.

                          ARTICLE I
                    TITLE AND DEFINITIONS

1.1 - Title.

          This Plan shall be known as The Macerich Company
Deferred Compensation Plan for Senior Executives.

1.2 - Definitions.

          Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

          "Account" or "Accounts" shall mean a Participant's
Deferral Account and/or Company Matching Account.

          "Beneficiary" means the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death. If there is no valid Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Benefi-ciary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representa-tive of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Partici-pant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole custo-dial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

          "Board of Directors" or "Board" shall mean the Board of Directors of The Macerich Company.

          "Bonus" shall mean any incentive compensation payable to a Participant in addition to the Participant's Salary prior to any deferrals under this Plan or any salary reduction contributions to a plan described in Section 401(k) of the Code or Section 125 of the Code.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Committee" shall mean the Committee appointed pursuant to Section 8.1 of this Plan.

          "Company" shall mean The Macerich Company, its subsidiaries and successors and, where the context warrants, The Macerich Partnership, L.P., Macerich Property Management
Company and Macerich Management Company.

          "Company Matching Account" shall mean the bookkeep-ing account maintained by the Committee for each Participant that is credited with an amount equal to (1) the Company Matching Amount, and (2) earnings or losses thereon pursuant to Section 4.2.

          "Company Matching Amount" shall mean an amount equal to a percentage, determined by the Company in its sole discretion, of the amount of Compensation deferred under the Plan for the Plan Year. Notwithstanding the foregoing, for the Plan Year beginning January 1, 1997, the Company Matching Amount shall be 25% of the amount of Compensation deferred under the Plan for the 1997 Plan Year up to a maximum of 5% of all of the Participant's Compensation for such Plan Year.

          "Compensation" shall mean the Salary and Bonus that the Participant is entitled to for services rendered to the Company.

          "Deferral Account" shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant's Salary that he or she elects to defer, (2) the portion of the Participant's Bonus that he or she elects to defer, and (3) earnings or losses thereon pursuant to Section 4.1.

          "Distribution Subaccounts" shall mean the sub-accounts of a Participant's Deferral Account and Company Matching Account relating to Plan Years beginning before January 1, 1997 established to separately account for deferred Compensation and Company Matching Accounts (and earnings or losses thereon) which were subject to different distribution elections. Effective January 1, 1997, Distribution Subaccoun-ts shall cease to exist, and the amounts formerly allocated thereto shall be reallocated and distributed as set forth in
Section 4.3.

          "Earnings Rate" shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund during a calendar month.

          "Effective Date" of this Restatement shall mean
January 1, 1997.

          "Eligible Employee" for any Plan Year shall mean each key executive of the Company designated by the Committee whose annualized Salary as of September 1 of the previous Plan Year (or, for employees first hired by the Company after September 1 but prior to December 31 of the previous Plan Year, annualized Salary as of the date of hire) is equal to or greater than $80,000.

          "Fund" or "Funds" shall mean one or more of the investment funds designated in Section 3.2(a).

          "Participant" shall mean any Eligible Employee who elects to defer compensation in accordance with Section 3.1.

          "Payment Eligibility Date" shall mean the first day of the month following the day on which a Participant termi-nates employment or dies.

          "Plan" shall mean The Macerich Company Deferred
Compensation Plan for Senior Executives set forth herein, now in effect, or as amended from time to time.

          "Plan Year" shall mean the 12 consecutive month period beginning on January 1 each year; provided, however, that the first Plan Year was a short Plan Year beginning on April 1, 1994, and ending on December 31, 1994.

          "Salary" shall mean the Participant's base pay prior to any deferrals under this Plan or any salary reduction contributions to a plan described in Section 401(k) of the Code or Section 125 of the Code.

                         ARTICLE II
                        PARTICIPATION

2.1 - Participation.

          Participation in the Plan is voluntary. Each Eligible Employee who was a Participant in the Plan immediate-ly before the Effective Date shall continue as a Participant. Any other Eligible Employee shall become a Participant in the Plan by electing to defer Compensation in accordance with
Section 3.1.


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                         ARTICLE III
                     DEFERRAL ELECTIONS

3.1 - Elections to Defer Compensation.

          (a) Elections to Defer. Each Eligible Employee may elect to defer Compensation for any Plan Year by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the December 15 immediately preceding such Plan Year (or such later date that the Committee determines, but in no event later than December 31). The Committee shall notify each Eligible Employee of his or her eligibility to partici-pate in the Plan at least 10 days prior to the time he or she must file an election for participation. Each participation election shall signify the portion of the Eligible Employee's Salary and/or Bonus that he or she elects to defer.

          (b) Amount of Deferrals. The amount of Compensa-tion which an Eligible Employee may elect to defer is as follows:

          (1) Any percentage of Salary up to 50%, which shall be deferred ratably over the Plan Year;
               and/or

          (2) Any percentage of Bonus, if any, up to 100% minus the maximum amount of the Bonus which the Eligible Employee could have deferred under any qualified cash or deferred arrange-ments as described in Section 401(k) of the Code (a "401(k) Plan") without violating
               Section 402(g) of the Code or the maximum elective contributions permitted under the terms of the 401(k) Plan.

          (c) Effect of Election. An election to defer Salary for a Plan Year shall apply to all Salary earned during each pay period beginning in such Plan Year, and an election to defer Bonuses for a Plan Year shall apply to any Bonus paid during such Plan Year. Notwithstanding the foregoing, an Eligible Employee whose initial employment with the Company commences during a Plan Year may elect to participate in the Plan during such Plan Year by filing such written application with the Committee no later than the 30th day following his or her employment commencement date. Such election shall be effective with respect to Salary and/or Bonus, as the case may be, earned after the filing of such election.

          (d) Irrevocability. Any election filed pursuant to this Section 3.1 shall be irrevocable for the Plan Year to which such election applies.

3.2 - Investment Elections.

          (a) At the time of making the first deferral election described in Section 3.1 which will be effective on or after January 1, 1997, the Participant shall designate, on a form provided by the Committee, the Fund or Funds in which the Participant's deferrals under such election (and any subsequent deferral elections) and corresponding Company Matching Amounts will be deemed to be invested for purposes of determining the amount of earnings or losses to be credited to the Participant's Accounts. As of January 1, 1997, the Funds shall be the following:

          1.   Northwestern Mutual Life Guaranteed Interest
               Fund
          2.   Northwestern Mutual Life Money Market
               Portfolio
          3.   Northwestern Mutual Life Select Bond Portfolio
          4.   Northwestern Mutual Life High Yield Bond
               Portfolio
          5.   Northwestern Mutual Life Balanced Portfolio
          6.   Northwestern Mutual Life Index 500 Stock
               Portfolio
          7.   Northwestern Mutual Life Growth & Income Stock
               Portfolio
          8.   Northwestern Mutual Life Growth Stock
               Portfolio
          9.   Northwestern Mutual Life International Equity
               Portfolio
          10.  Northwestern Mutual Life Aggressive Growth
               Stock Portfolio

          (b) Each Participant who has a balance credited to his or her Deferral Account or Company Matching Account on December 31, 1996 may file a written election with the Committee no later than December 15, 1996 (or such later date that the Committee determines, but in no event later than December 31, 1996), specifying the Fund or Funds described in subsection (a) above that such balances will be deemed to be invested in as of January 1, 1997 for purposes of determining the amount of earnings or losses to be credited to the Accounts after such date. Any amounts in a Participant's Deferral Account or Company Matching Account on December 31, 1996 with respect to which the Participant does not file an election at the time specified in the immediately preceding sentence shall be deemed to be invested in the Northwestern Mutual Life Money Market Portfolio (the "Money Market Portfo-lio") unless and until a different election is made pursuant to Section 3.2(c).

          (c)  In making the designation pursuant to this
Section 3.2, the Participant must specify, in whole numbers, the percentage of his or her Deferral Account and Company Matching Account which shall be deemed to be invested in one or more of the Funds. A Participant may not choose more than five of the Funds. Effective as of the end of any calendar month, a Participant may change the designation made under this Section 3.2 by filing an election, on a form provided by the Committee, by the 25th day of such month. If a Partici-pant fails to elect a Fund under this Section 3.2, he or she shall be deemed to have elected the Money Market Portfolio.

          (d) The Earnings Rate of each Fund shall be used to determine the amount of earnings or losses to be credited to the Participant's Accounts under Article IV. The Company reserves the right to increase or decrease the number of the Funds listed in Section 3.2(a), as well as the right to designate other investment funds as the Funds (instead of those currently listed in Section 3.2(a)) for purposes of this Plan.

          (e) Notwithstanding the Participant's ability to designate the Funds in which his or her Accounts shall be deemed to be invested, the Company shall have no obligation to invest any funds in accordance with any Participant's elec-tion. A Participant's Accounts shall merely be bookkeeping entries on the Company's books, and no Participant shall obtain any interest in any Funds.

                         ARTICLE IV
                    PARTICIPANT ACCOUNTS

4.1 - Deferral Account.

          The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant's Deferral Account shall be divided into separate subaccounts ("investment fund subaccounts"), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2. A Participant's Deferral Account shall be credited as follows:

          (a) As of the last date of each month, the Commit-tee shall credit the investment fund subaccounts of the Participant's Deferral Account with an amount equal to Salary deferred by the Participant during each pay period ending in that month in accordance with the Participant's election under Section 3.2(a); that is, the portion of the Participant's deferred Salary that the Participant has elected to be deemed to be invested in a certain Fund shall be credited to the investment fund subaccount corresponding to that Fund;

          (b) As of the last day of the month in which the Bonus or partial Bonus would have been paid, the Commit-tee shall credit the investment fund subaccounts of the Participant's Deferral Account with an amount equal to the portion of the Bonus deferred by the Participant's election under Section 3.2(a); that is, the portion of the Participant's deferred Bonus that the Participant has elected to be deemed to be invested in a particular Fund shall be credited to the investment fund subaccount corresponding to that Fund; and

          (c) As of the last day of each month, each invest-ment fund subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance of such investment fund subaccount as of the last day of the preceding month by the Earnings Rate for the correspond-ing Fund.

4.2 - Company Matching Account.

          The Committee shall establish and maintain a separate Company Matching Account for each Participant under the Plan. Each Participant's Company Matching Account shall be divided into separate investment fund subaccounts corre-sponding to the investment funds elected by the Participant pursuant to Section 3.2. A Participant's Company Matching Account shall be credited as follows:

          (a) As of the last day of each Plan Year or at more frequent intervals as determined by the Committee, the Company shall credit the investment fund subaccounts of the Participant's Company Matching Account with an amount equal to the Company Matching Amount, if any, applicable to that Participant; that is, the portion of the Company Matching Amount, if any, which the Participant elected to be deemed to be invested in a certain Fund shall be credited to the corresponding investment fund subaccount; and

          (b) As of the last day of each month, each invest-ment fund subaccount of a Participant's Company Matching Amount shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance of such investment fund subaccount as of the last day of the preceding month by the Earnings Rate for the corresponding Fund selected by the Company pursuant to
     Section 3.2(d).

4.3 - Distribution Subaccounts.

          Prior to January 1, 1997, each Participant's
Deferral Account and each Participant's Company Matching Account was divided into Distribution Subaccounts as necessary to account for the amounts payable under different distribu-tion options elected by a Participant with respect to compen-sation deferred for Plan Years beginning before January 1, 1997. Effective January 1, 1997, such Distribution Sub-accounts shall cease to exist, and the amounts credited to such Distribution Subaccounts shall be allocated to the investment subaccounts of each Participant in accordance with each Participant's investment elections under Section 3.2(b) or 3.2(c). Notwithstanding any distribution options elected by a Participant with respect to such Distribution Subaccount-s, distribution of the amounts so reallocated shall be made in accordance with the provisions of Article VI as in effect on or after January 1, 1997.

                          ARTICLE V
                           VESTING


5.1 - Deferral Account.

          A Participant's Deferral Account shall at all times be 100% vested.

5.2 - Company Matching Account.

          A Participant's Company Matching Account shall at all times be 100% vested.

                         ARTICLE VI
                        DISTRIBUTIONS

6.1 - Time and Form of Distribution.

          (a) The amount credited to a Participant's Deferral Account and the amount credited to his or her Company Matching Account shall be paid to the Participant (or, in the case of his or her death, Beneficiary) in the form of a cash lump sum payment on his or her Payment Eligibility Date. Notwithstand-ing the foregoing, a Participant may elect one of the follow-ing optional forms of distribution, which election shall not be effective until one year after such election is filed in writing with the Committee:

          (1) A cash lump sum payable on a specified date either before or after the Participant's Payment Eligi-bility Date;

          (2) A cash lump sum payable on the later of some specified date or the Participant's Payment Eligibility
     Date;

          (3) A specified number of substantially equal monthly installments (not to exceed 180) commencing on the later of a specified date or the Participant's Payment Eligibility Date;

          (4) A specified number of payments on specified dates, not to exceed ten payments, each payment consti-tuting a specified percentage of the total amount cred-ited to a Participant's Deferral Account and Company Matching Account as of the date of each such payment; or

          (5) Any other method selected by the Participant which is approved by the Committee in its sole and absolute discretion.

          (b) The Participant's Accounts shall continue to be credited monthly with earnings or losses pursuant to Article
IV of the Plan until all amounts credited to his or her Accounts under the Plan have been distributed.

          (c) For all purposes under this Plan, a Participant shall not be considered terminated from employment if the Participant remains employed by The Macerich Company, any of its subsidiaries, The Macerich Partnership, L.P., Macerich Property Management Company or Macerich Management Company.

          (d) In the event of the death of a Participant, the benefits described in this Section 6.1 shall be paid to the Participant's Beneficiary in accordance with the Participant's election hereunder.

6.2 - Small Benefits.

          Notwithstanding anything herein contained to the contrary, if the amount distributable in a form other than a cash lump sum to a Participant (or to the Beneficiary of a Participant as a result of the Participant's death) is less than $10,000, such amount shall be paid in the form of a cash lump sum to the Participant (or Beneficiary).

6.3 - Change in Election of Time and Form of Election.

          A Participant may change his or her distribution election under Section 6.1 by filing a new election with the Committee; provided, however, that no such election shall be effective until one year after such election is filed in writing with the Committee.

                         ARTICLE VII
                   ADJUSTMENT OF PAYMENTS

7.1 - Hardship Distribution.

          (a) Upon written request of a Participant, the Committee may, in its sole discretion, make a lump sum payment to a Participant and/or accelerate the payment of installment payments due to the Participant in order to meet a severe financial hardship to the Participant resulting from (1) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (2) loss of the Participan-t's property due to casualty, or (3) other similar extraordi-nary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. However, no payment shall be made under this Section 7.1 to the extent that a hardship is or may be relieved (1) through reimburse-ment or compensation by insurance or otherwise, (2) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (3) by cessation of deferrals under the Plan effective for the next Plan Year. The amount of any hardship lump sum payment and/or accelerated amount under this
Section 7.1 shall not exceed the lesser of (1) the amount required to meet the immediate financial need created by such hardship or (2) the entire amounts credited to the Participan-t's Accounts. The amount of any such payments shall be deducted from the amount credited to the Participant's Accounts, pro rata from among each of the investment subaccou-nts of the Participant's Deferral Account and Company Matching Account. The remaining amounts credited to a Participant's Accounts shall be distributed in accordance with the Parti-cipant's distribution election.

7.2 - Acceleration or Deferral of Benefit.

          Upon the petition of any Participant or Beneficiary, the Committee may, in its sole discretion, accelerate or defer the payment of any benefit payable to such Participant or Beneficiary, the amount of any such acceleration or deferred benefit to be subject to such actuarial adjustment as the Committee may determine in its sole discretion.

                        ARTICLE VIII
                       ADMINISTRATION

8.1 - Members.

          A Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

8.2 - Committee Action.

          The Plan shall be administered by the Committee.
The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permit-ted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

8.3 - Powers and Duties of the Committee.

          (a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administra-tion of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limita-tion, the following:

               (1) To determine all questions relating to the eligibility of employees to participate;

               (2)  To construe and interpret the terms and
     provisions of this Plan;

               (3)  To compute the Earnings Rate for each
     calendar month in accordance with the terms of the Plan;

               (4) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

               (5)  To maintain all records that may be
     necessary for the administration of the Plan;

               (6)  To provide for the disclosure of all
     information and the filing or provision of all reports and statements to Participants, Beneficiaries or govern-mental agencies as shall be required by law;

               (7)  To make and publish such rules for the
     regulation of the Plan and procedures for the administra-tion of the Plan as are not inconsistent with the terms hereof; and

               (8)  To appoint a plan administrator or any
     other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

8.4 - Construction and Interpretation.

          The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

8.5 - Information.

          To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

8.6 - Compensation, Expenses and Indemnity.

          (a) The members of the Committee shall serve without compensation for their services hereunder.

          (b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereun-der. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

          (c) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or other-wise, as such indemnities are permitted under state law.

8.7 - Quarterly Statements.

          Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's Accounts as soon as practicable following the end of each calendar quarter ending on March 31, June 30, September 30 or December 31.



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                         ARTICLE IX
                        MISCELLANEOUS

9.1 - Unsecured General Creditor.

          Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficia-ries shall be no greater than those of unsecured general creditors.

9.2 - Restriction Against Assignment.

          The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Partici-pant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, volun-tarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.3 - Withholding.

          (a) There shall be deducted from each payment made under the Plan all taxes which are required to be withheld by the Company in respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

          (b) In the event that a Participant defers compen-sation in excess of the amount required to be withheld for federal, state or local tax purposes, the Company shall have the right to reduce any other payments to the Participant by the amount sufficient to provide the amount of said taxes.

9.4 - Amendment, Modification, Suspension or Termination.

          The Company may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall reduce any amounts allocated previously to a Participant's Accounts. In the event that this Plan is terminated, the amounts credited to a Participant's Deferral Account and Company Matching Account shall be distributed to the Participant or, in the event of his or her death, to his or her Beneficiary in a lump sum within thirty (30) days following the date of termination. The Company reserves the right to change the Funds as de-scribed in Section 3.2(d).

9.5 - Governing Law.

          To the extent not governed by federal law, this Plan shall be construed, governed and administered in accordance with the laws of the State of California.

9.6 - Receipt or Release.

          Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.7 - Payments on Behalf of Persons under Incapacity.

          In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Commit-tee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determina-tion shall constitute a full release and discharge of the Committee and the Company.

9.8 - Headings, etc. Not Part of Agreement.

          Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.9 - Limitation on Participants' Rights.

          Participation in this Plan shall not give any Eligible Employee the right to be retained in the Company's employ or any right or interest in the Plan other than as herein provided. The Company reserves the right to dismiss any Eligible Employee without any liability for any claim against the Company, except to the extent provided herein.


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                          ARTICLE X
                      CLAIMS PROCEDURE

10.1 - Claims Procedure.

     (a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company's then principal place of business.

     (b) Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances. If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial, (ii) the specific reference to pertinent provisions of this Plan on which such denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is neces-sary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and (v) the time limits for requesting a review under subsection (c) below.

     (c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review its determination. Such request must be addressed to the Committee at the Company's then principal place of business. The Claimant or his or her duly authorized repre-sentative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company's determination.

     (d) Review of Decision. Within sixty (60) days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circum-stances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

          IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officers on this 11th day of December, 1997.

                              THE MACERICH COMPANY

                              By /s/ Richard A. Bayer
                                ___________________________

                              By /s/ Thomas E. O'Hern
                                __________________________